UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE BOSTON BEER COMPANY, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	04-3284048
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Design Center Place, Suite 850

Boston, Massachusetts 02210

(Address of Principal Executive Offices)

The Boston Beer Company, Inc.

Employee Equity Incentive Plan

(Full title of the plan)

Frederick H. Grein, Jr., Esq.

Nixon Peabody LLP

100 Summer Street

Boston, Massachusetts 02110

(617) 345-1000

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, $.01 par value, per share	700,000 Shares	$188.65 (2)	$132,055,000 (2)	$13,297.94

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Class A Common Stock which become issuable under the stock option plan to which this registration relates by reason of any anti-dilution provisions, stock split, stock dividend, recapitalization or any other similar transaction effected or action taken without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of Class A Common Stock.

(2)	Computed in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based on the average high and low price of the registrant’s Class A Common Stock as reported on the New York Stock Exchange on February 17, 2016.

NOTE

This registration statement is being filed solely for the purpose of registering 700,000 additional shares of Class A Common Stock issuable pursuant to the Company’s Employee Equity Incentive Plan (the “Plan”), which was originally adopted in 1995. 812,500 shares issuable under the Plan were previously registered on Form S-8 (Reg. 333-163315), 1,000,000 shares issuable under the Plan were previously registered on Form S-8 (Reg. 333-148374), 500,000 shares issuable under the Plan were previously registered on Form S-8 (Reg. 333-140250), 1,000,000 shares issuable under the Plan were previously registered on Form S-8 (Reg. No. 333-85112), 1,000,000 shares issuable under the Plan were previously registered on Form S-8 (Reg. No. 333-68531), and 1,687,500 shares issuable under the Plan were previously registered on Form S-8 (Reg. No. 33-01798) (together, the “Prior Registration Statements”).

Pursuant to General Instruction E to Form S-8, this registration statement incorporates by reference the contents of the Prior Registration Statements, including the documents incorporated by reference therein, each to the extent not modified by this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit Number	Description

4.1	Restated Employee Equity Incentive Plan.

5.1	Opinion of Nixon Peabody LLP.

23.1	Consent of Nixon Peabody LLP (included in Exhibit 5.1).

23.2(a)	Consent of Independent Registered Public Accounting Firm.

23.2(b)	Consent of Independent Registered Public Accounting Firm.

24.1	Powers of Attorney (included on the signature page hereto).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts on February 18, 2016.

THE BOSTON BEER COMPANY, INC.

By	/s/ MARTIN F. ROPER
Martin F. Roper, President and
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Martin F. Roper and C. James Koch and each of them acting without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or in his name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARTIN F. ROPER Martin F. Roper	President, Chief Executive Officer and Director (principal executive officer)	February 18, 2016

/s/ WILLIAM F. URICH William F. Urich	Chief Financial Officer and Treasurer (principal financial officer)	February 18, 2016

/s/ MATTHEW MURPHY Matthew Murphy	Chief Accounting Officer (principal accounting officer)	February 18, 2016

/s/ C. JAMES KOCH C. James Koch	Chairman and Director	February 18, 2016

/s/ DAVID A. BURWICK David A. Burwick	Director	February 18, 2016

/s/ CYNTHIA A. FISHER Cynthia A. Fisher	Director	February 18, 2016

/s/ JAY MARGOLIS Jay Margolis	Director	February 18, 2016

/s/ GREGG A. TANNER Gregg A. Tanner	Director	February 18, 2016

/s/ JEAN-MICHEL VALETTE Jean-Michel Valette	Director	February 18, 2016